Exhibit 99.1

NEWS RELEASE

Date:	September 17, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors, LLC
817-310-0051

Ron Siegenthaler Nominated to Serve as Chairman of the Board of XETA Technologies

XETA Technologies (Nasdaq: XETA) today announced Ronald L. Siegenthaler has been nominated to serve as the Non-Executive Chairman of the Board.  Pending approval by the Board of Directors at its next regular meeting in October, Mr. Siegenthaler will assume the role of Board Chairman on November 1, 2009.  Mr. Siegenthaler is a significant shareholder and has been a director since the Company’s inception in 1981.  He served as the Company’s Executive Vice President from July 1990 until March 1999.

Don Duke, current Board Chairman, will step down from this role at that time.  Mr. Duke assumed the role of Board Chairman in June 2007 to lead the Company through a significant transition.  He will continue to serve as Chairman of the Compensation Committee.

Mr. Siegenthaler commented,  “Over the past two years, Don has been instrumental in implementing best practices in corporate governance and integrating four new board members.  I look forward to continuing to work with Don and our other board members to enhance shareholder value.”

About XETA Technologies

XETA Technologies sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technoloiges (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.